Exhibit 11
Statement Re: Computation of Per Share Earnings

	Three Months Ended					Nine months Ended
	July 31,					July 31,
	2004			2003		2004			2003
(in thousands, except per share data)
	Basic	Diluted		Basic	Diluted	Basic	Diluted		Basic	Diluted

Net income (loss)	$ 1,582	$ 1,582		$ 331	$331	$ 3,988	$ 3,988		$ (112)	$(112)

Weighted average shares outstanding	5,882	5,882		5,583	5,583	5,722	5,722		5,583	5,583

Dilutive effect of stock options	--	322	--	--	47	--	242	--	--	--
	5,882	6,204		5,583	5,630	5,722	5,964		5,583	5,583
Earnings (loss) per common share	$ 0.27	$ 0.25		$ 0. 06	$ 0.06	$ 0.70	$ 0.67		$ (0.02)	$(0.02)

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